NEWS RELEASE

                                                    IMMEDIATE (October 19, 1995)


MEDIQ Incorporated
(609) 665-9300

     PENNSAUKEN, NJ - MEDIQ Incorporated today announced that the Special Committee of its Board of Directors formed for the purpose of exploring alternative ways to maximize shareholder value has determined to recommend to the Board of Directors that the Board reject the two outstanding offers to acquire the Company and terminate any further efforts to sell the Company at this time.

     The meeting of the Board at which the Special Committee's recommendation will be submitted for consideration is scheduled for Monday, October 23, 1995 at 10:00 A.M.

     MEDIQ Incorporated, whose shares (MED and MED.Pr) and debentures (MED. C and MED.NP) are traded on the American Stock Exchange, provides essential healthcare services in a cost effective manner to a variety of healthcare providers. MEDIQ's principal business in MEDIQ/PRN, the country's leading provider of life support and critical care medical equipment on a rental basis. Other MEDIQ operations include portable x-ray services; healthcare facility planning, design and project management; and utilization review of medical claims made to insurance companies. MEDIQ also owns 47% of PCI Services, Inc. (NASDAQ:PCIS), a leading independent provider of pharmaceutical packaging services; 47% of NutraMax Products, Inc. (NASDAQ:NMPC), a leading health and personal care products company, marketing products in the feminine needs, cough/cold, baby care, eye care and personal care categories; and 40% of MMI Medical, Inc. (NASDAQ:MMIM), a leading independent provider of cost-effective specialized services to hospital radiology departments and other healthcare providers.